Exhibit 99.2.

USX CORPORATION DECLARES FIRST QUARTER MARATHON DIVIDEND AND REDUCED

U. S. STEEL GROUP DIVIDEND

        PITTSBURGH, April 24, 2001 - USX Corporation announced that the Board of Directors declared dividends of 23 cents per share on USX-Marathon Group

(NYSE:MRO) Common Stock and 10 cents per share on USX-U. S. Steel Group

(NYSE:X) Common Stock, a decrease of 15 cents per share.  The dividends are in each case payable June 9, 2001, to stockholders of record at the close of business May 16, 2001.  The directors also declared a dividend of $0.8125 per share on USX Corporation's 6.50% Cumulative Convertible Preferred Stock.  This

dividend is payable June 29, 2001 to stockholders of record at the close of business May 31, 2001.

        Commenting on the U. S. Steel Group dividend reduction, USX

Corporation Board Chairman Thomas J. Usher said, "The Board makes dividend decisions after considering, among other things, the long-term earnings and cash flow capabilities of the U. S. Steel Group as well as the dividend policies of similar publicly traded steel companies."

        Usher continued, "It is clear from a cash flow perspective that we have not earned the prior dividend for the past two years.  The combination of the steel import crisis, depressed industry conditions and the uncertain domestic economy makes a dividend reduction prudent at this time."